Exhibit 4.65

Buyer: CSUN Eurasia Energy Systems Industry and Trade Inc.

Address :Istanbul Industrial & Free Trade Zone Akif Kopuz St. No: T-10, B Block, 1st floor, Aydinli-Tuzla 34957 ISTANBUL

Purchase Order

PO No.:	Date:

Supplier :

CEEG(NANJING)RENEWABLE ENERGY CO,LTD

NO.6,SHUIGEROAD,

JIANG NING DISTRICT,

NANJING,CHINA

Address: NO.6,Shuige Road,Jiangning, Nanjing,211100, China

Tel: 8625-52766666

Fax: 8625-52766882

Contact Person : hong.yu@chinasunergy.com

Attention:

We are pleased to submit the Purchase Order for the attached Materials on the terms and conditions set forth below.

1 Specifications:

Material Name	Material No.	Specification	Quantity	Unit	Total amount
semi-finished solar module	550019	245-60P	4160	100.45	€417,872.00
semi-finished solar module	550021	250-60P	24960	102.5	€2,558,400.00
			Total amount:		€2,976,272.00

2 Delivery date:	8/15/2013

3 Terms of Payment:	T/T 30days after received goods.

4 Shipment Term:	CIF Turkey, BY SEA

5 Specifications:	Csun's specifications as previous.

6 Broken Rate and Shortage:	Except forwarder problem, broken rate should be less than 0.3%, if over, supplier should be replaced them within 30 days. Supplier should replenish the shortage within 30 days after receiving the notice from buyer.

7 remarks:	This PO is made out in two originals, one original to be held by each party in witness thereof. Fax for this PO is same valid as original.

For and on behalf of	For and on behalf of

CSUN Eurasia Energy Systems Industry and	CEEG(NANJING)RENEWABLE ENERGY CO., LTD
Trade Inc.

/s/ CSUN Eurasia Energy	/s/ CEEG(NANJING)RENEWABLE
Systems Industry and	ENERGY CO., LTD
Trade Inc.

Date:	Date: